Exhibit 99.1

SiriusXM Reports Third Quarter 2022 Results

•Revenue in Third Quarter 2022 of $2.28 Billion; an Increase of 4% Year-Over-Year
•Third Quarter 2022 Net Income of $247 Million; Diluted EPS of $0.06
•Adjusted EBITDA of $720 Million
•Third Quarter SiriusXM Self-Pay Net Additions of 187,000
•Company Announces 10% Increase to Quarterly Dividend; Year-to-Date Capital Returns to Stockholders Total $1.8 Billion
•SiriusXM Reiterates Full-Year Financial and Subscriber Guidance

NEW YORK – November 1, 2022 – SiriusXM today announced third quarter 2022 operating and financial results, including revenue of $2.28 billion, an increase of 4% year-over-year. The company recorded net income of $247 million in the third quarter of 2022 compared to $343 million in the prior year period, representing earnings per diluted common share of $0.06 compared to $0.08 in the prior year period. Earnings per diluted common share for the current period were $0.07 when excluding lease impairments and other restructuring costs.

Adjusted EBITDA of $720 million in the third quarter of 2022 remained roughly flat from the third quarter of 2021.

"We are pleased to report third quarter results that reflect strong execution during the period while leaning into investments designed to ensure SiriusXM will thrive long-term,” said Jennifer Witz, Chief Executive Officer. “This quarter we focused on enhancing the listener experience and expanding our unparalleled stable of programming and talent to continue providing our subscribers with the best in audio, both in-car and in the SXM App. From live sports and election coverage to exclusive artist channels and live Small Stage performances, we are thrilled to offer a diverse and differentiated content slate paired with technology that makes it easier than ever to discover new favorites.”

"SiriusXM delivered solid subscriber and revenue growth during the third quarter, and while we continue to closely monitor downward trends in the advertising market that add risk to our 2022 expectations, we are pleased to reiterate our full-year subscriber and financial guidance," said Sean Sullivan, Chief Financial Officer. “During the quarter, SiriusXM returned $262 million in capital to stockholders and ended the quarter with net debt to adjusted EBITDA of 3.5 times. Today we are also announcing a 10% increase in our quarterly dividend, bringing that dividend to an annualized growth rate of 16% since its inception in 2016. With limited near-term maturities, significant ongoing cash generation, and approximately $1.4 billion in undrawn revolver capacity and cash, we have tremendous flexibility to continue investing in our business and evaluating strategic opportunities,” added Sullivan.

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Segment Financial Metrics and Highlights

Self-Pay Subscribers Increased to 32.2 Million
SiriusXM ended the third quarter of 2022 with 32.2 million self-pay subscribers. During the third quarter of 2022, SiriusXM self-pay subscribers increased by 187,000, aided by trial funnel growth in the prior quarter and a growing base of streaming-only subscribers. Paid promotional subscribers decreased by 49,000, and total subscribers were 34.2 million as of September 30, 2022. The SiriusXM trial funnel stood at approximately 7.0 million at the end of the quarter, down from 7.3 million at the end of the second quarter of 2022, reflecting weaker auto sales during the quarter. Self-pay monthly churn of 1.5% remained at record low levels.

SiriusXM Revenue Increased 5% to $1.7 Billion
In the third quarter 2022, revenue of $1.7 billion grew 5% compared to the third quarter of 2021. This growth was driven by an $0.88 increase in average revenue per user (ARPU), up 6% year-over-year, resulting in a record ARPU of $15.72. Third quarter 2022 revenue also benefited from a 1% increase in SiriusXM self-pay subscribers and 6% growth in advertising on the SiriusXM platform, partially offset by a lower base of paid promotional subscribers.

Gross Profit Increased to $1.1 Billion
Total cost of services at SiriusXM was $665 million for the quarter, a 3% increase compared to the corresponding quarter in 2021. Gross profit at SiriusXM totaled $1.1 billion, an increase of 6% compared to the 2021 period, producing a gross margin of 62%, roughly a point higher than the prior year period.

Expanded Content Offering
In the third quarter, SiriusXM launched several artists' shows, channels, and special events, including six-time Grammy Award-winning singer-songwriter, producer, and #1 New York Times bestselling author Brandi Carlile for a monthly radio show, Somewhere Over the Radio. This quarter also saw the launch of The Chicks Channel, a limited-time channel celebrating music from the thirteen-time Grammy Award-winning all-female group formerly known as The Dixie Chicks. The company also extended its NFL agreement, making SiriusXM the exclusive third party audio broadcaster of every NFL game. SiriusXM’s Small Stage Series hosted two iconic bands at the Apollo Theater in NYC, Pearl Jam and the Red Hot Chili Peppers. The Small Stage Series also presented Halsey at Union Transfer in Philadelphia, John Legend at the El Rey Theater in Los Angeles, and Lizzo at Saint Andrew's Hall in her hometown of Detroit.

Product Highlights
Yesterday, the company announced SiriusXM will soon be available in Lucid electric vehicles with hundreds of SiriusXM channels and features like SiriusXM's Pandora Stations, on-demand content and podcasts. Lucid customers will receive an over-the-air update with a free beta version of SiriusXM in their vehicles in the coming months. The full SiriusXM experience is expected to become accessible to all Lucid drivers through an over-the-air update in 2023. All existing Lucid customers will also receive a standard free SiriusXM trial subscription after the full launch in 2023.

During the third quarter, SiriusXM released personalization improvements to its in-vehicle 360L product, adding data-driven music and talk recommendations on the For You tab and one-touch access to Pandora Artist Stations. The update is live in select GM vehicles and will launch with more automakers offering 360L in 2023. SiriusXM also made improvements to the SXM App on Apple's CarPlay, introducing new and redesigned navigation and recommendation carousels. An upgraded SiriusXM experience on Android Auto is expected to be released in the coming months.

Pandora and Off-Platform Segment Financial Metrics and Highlights

Advertising Revenue Increased to $407 Million
Third quarter 2022 advertising revenue in the Pandora and Off-Platform segment increased to $407 million, a 1% increase from the same period in 2021. Pandora’s advertising revenue per thousand hours (RPM) during the quarter was $103, down 5% from $109 in the third quarter of 2021. During the quarter, the company’s podcasting and off-platform businesses generated $123 million in total revenue, an increase of 37% year-over-year.

Total Advertising-Supported Listener Hours of 2.75 Billion
Monthly Active Users (MAUs) at Pandora were 48.8 million in the third quarter of 2022, down 7% from 52.6 million in the prior year period. Total ad-supported listener hours were 2.75 billion in the third quarter of 2022, down from 2.89 billion in the 2021 period. Average monthly listening hours per ad-supported user climbed 3% to 20.8 in the third quarter of 2022 compared to 20.1 in the third quarter of 2021.

Self-Pay Subscribers Remained Flat
Self-pay subscribers to the Pandora Plus and Pandora Premium services remained flat in the third quarter of 2022, ending the period at 6.3 million.

Gross Profit Declines 12%
Subscriber revenue decreased by 2%, advertising revenue increased by 1% and total cost of services increased by 7% during the third quarter of 2022. The increased costs were driven primarily by investments in podcast content. This resulted in gross profit in the Pandora and Off-Platform segment of $173 million during the third quarter of 2022, a decrease of 12% compared to $197 million in the corresponding 2021 period and produced a gross margin for the quarter of 32%, down 5 percentage points from the prior year period.

Improved Personalized Recommendations
Pandora's personalized music experience has been driven primarily by proprietary algorithms that continually learn from past user behavior, enabling Pandora to deliver music catered to users’ individual tastes and preferences. During the third quarter of 2022, the company implemented improvements to Pandora’s recommendation algorithms, including the addition of more signals derived from listener interactions with songs and artists.

Expanded Ad Representation and Podcasting
SXM Media, the company's combined advertising sales organization, is one of the nation’s preeminent sellers of podcast ads. In the third quarter of 2022, SXM Media – which currently represents five of the top 25 podcasts in the country, per Edison Research – signed new global advertising sales rights agreements with “The School of Greatness” and “The Mel Robbins Podcast.” These agreements showcase the company’s ongoing commitment to expanding its off-platform business and growing podcast revenue.
Additionally, this past quarter, SXM Media enhanced its podcast buying solutions for advertisers. The company’s new "Podcast Everywhere" solution allows brands to reach their audience wherever they are listening, and the new "Podcast Select" product gives advertisers better control over audience targeting. Revenue from these two solutions plus podcast programmatic advertising revenue meaningfully increased compared to a year ago, with more than 250 additional advertisers leveraging network solutions compared to the year ago quarter.

ADDITIONAL FINANCIAL HIGHLIGHTS

Subscriber acquisition costs increased by 21% to $86 million in the third quarter of 2022 compared to $71 million in the prior year period, driven by higher equipment installations by automakers. Sales and marketing costs increased to $268 million in the third quarter of 2022 compared to $254 million in the third quarter of 2021. The increase was driven by marketing efforts, including the multi-media national ad campaign promoting SiriusXM. Engineering, design and development costs remained roughly flat at $59 million compared to the prior year period, and general and administrative expenses increased by 7% to $117 million in 2022.

Free cash flow was $329 million in the third quarter of 2022, down approximately 44% from the prior year period, as cash taxes rose by $56 million year-over-year and the third quarter of 2021 benefited from $208 million in satellite insurance recoveries.

The $262 million of capital SiriusXM returned to stockholders in the third quarter of 2022 consisted of $176 million in common stock repurchases and $86 million in dividends. The company ended the quarter with net debt to adjusted EBITDA of 3.5 times.

As of September 30, 2022, its Board of Directors had authorized for repurchase an aggregate of $18 billion of common stock. As of September 30, 2022, the company’s cumulative repurchases since December 2012 under its stock repurchase program totaled 3.65 billion shares for $16.5 billion, leaving $1.5 billion available for additional repurchases under the existing stock repurchase program authorization.

Shares of common stock may be purchased from time to time on the open market and in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates. The company intends to fund the additional repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of any purchases will be based on a number of factors, including price and business and market conditions.

INCREASES QUARTERLY CASH DIVIDEND BY 10%

The company announced that its Board of Directors declared a quarterly cash dividend of $0.0242 per share of common stock, reflecting an increase of approximately 10% over the previous quarter dividend. This quarterly dividend is payable in cash on November 30, 2022, to stockholders of record at the close of business on November 11, 2022.

The company first initiated a regular quarterly dividend in November 2016 at $0.01 per share; this marks the sixth year the company has increased the quarterly dividend. Since its inception, the company has increased the quarterly dividend at a cumulative annualized growth rate of approximately 16% per year.

2022 GUIDANCE
The company continues to expect positive full-year 2022 self-pay net subscriber additions and reiterated 2022 guidance for revenue, adjusted EBITDA, and free cash flow as follows:
•     Total revenue of approximately $9.0 billion,
•     Adjusted EBITDA of approximately $2.8 billion, and
•     Free cash flow of approximately $1.55 billion.

THIRD QUARTER 2022 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Revenue:
Subscriber revenue	$1,734	$1,666	$5,166	$4,918
Advertising revenue	457	451	1,292	1,235
Equipment revenue	50	41	148	149
Other revenue	39	40	114	113
Total revenue	2,280	2,198	6,720	6,415
Operating expenses:
Cost of services:
Revenue share and royalties	709	671	2,090	1,974
Programming and content	155	141	448	407
Customer service and billing	122	127	373	372
Transmission	51	54	157	155
Cost of equipment	4	4	9	12
Subscriber acquisition costs	86	71	267	245
Sales and marketing	281	269	838	725
Engineering, design and development	70	68	208	197
General and administrative	132	125	382	376
Depreciation and amortization	134	135	404	399
Impairment, restructuring and acquisition costs	69	(95)	70	13
Total operating expenses	1,813	1,570	5,246	4,875
Income from operations	467	628	1,474	1,540
Other (expense) income:
Interest expense	(107)	(111)	(314)	(313)
Loss on extinguishment of debt	—	(83)	—	(83)
Other (expense) income	(3)	(1)	(5)	8
Total other expense	(110)	(195)	(319)	(388)
Income before income taxes	357	433	1,155	1,152
Income tax expense	(110)	(90)	(307)	(157)
Net income	$247	$343	$848	$995
Foreign currency translation adjustment, net of tax	(21)	(10)	(23)	2
Total comprehensive income	$226	$333	$825	$997
Net income per common share:
Basic	$0.06	$0.08	$0.22	$0.24
Diluted	$0.06	$0.08	$0.21	$0.24
Weighted average common shares outstanding:
Basic	3,900	4,044	3,925	4,086
Diluted	3,968	4,119	4,001	4,170
Dividends declared per common share	$0.0219615	$0.014641	$0.315885	$0.043923

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$39	$191
Receivables, net	658	722
Related party current assets	32	21
Prepaid expenses and other current assets	303	246
Total current assets	1,032	1,180
Property and equipment, net	1,438	1,450
Intangible assets, net	3,089	3,186
Goodwill	3,249	3,151
Related party long-term assets	498	526
Deferred tax assets	200	200
Operating lease right-of-use assets	317	358
Other long-term assets	236	223
Total assets	$10,059	$10,274
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,248	$1,299
Accrued interest	72	173
Current portion of deferred revenue	1,381	1,454
Current maturities of debt	2	—
Operating lease current liabilities	48	49
Related party current liabilities	—	5
Total current liabilities	2,751	2,980
Long-term deferred revenue	83	97
Long-term debt	9,782	8,832
Deferred tax liabilities	604	478
Operating lease liabilities	327	362
Other long-term liabilities	128	150
Total liabilities	13,675	12,899
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,896 and 3,968 shares issued; 3,895 and 3,967 shares outstanding at September 30, 2022 and December 31, 2021, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(8)	15
Additional paid-in capital	—	—
Treasury stock, at cost; 1 share of common stock at September 30, 2022 and December 31, 2021	(3)	(8)
Accumulated deficit	(3,609)	(2,636)
Total stockholders’ equity (deficit)	(3,616)	(2,625)
Total liabilities and stockholders’ equity (deficit)	$10,059	$10,274

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Nine Months Ended September 30,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$848	$995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	404	399
Non-cash impairment and restructuring costs	68	24
Non-cash interest expense, net of amortization of premium	12	16
Change in fair value of contingent consideration	—	(17)
Provision for doubtful accounts	43	37
Loss on extinguishment of debt	—	83
Loss on unconsolidated entity investments, net	—	11
Dividend received from unconsolidated entity investment	—	1
Loss (gain) on other investments	11	(4)
Share-based payment expense	143	149
Deferred income tax expense	132	101
Amortization of right-of-use assets	37	46
Changes in operating assets and liabilities:
Receivables	22	(22)
Related party, net	(30)	12
Prepaid expenses and other current assets	(57)	(12)
Other long-term assets	(3)	(6)
Accounts payable and accrued expenses	(72)	(60)
Accrued interest	(101)	(94)
Deferred revenue	(87)	(236)
Operating lease liabilities	(48)	(47)
Other long-term liabilities	(22)	(5)
Net cash provided by operating activities	1,300	1,371
Cash flows from investing activities:
Additions to property and equipment	(279)	(244)
Proceeds from insurance recoveries	—	225
Sale (purchases) of other investments	1	(3)
Acquisition of business, net of cash acquired	(136)	(14)
Investments in related parties and other equity investees	(1)	(16)
Repayment from related party	—	2
Net cash used in investing activities	(415)	(50)
Cash flows from financing activities:
Proceeds from exercise of stock options	4	6
Taxes paid from net share settlements for stock-based compensation	(102)	(88)
Revolving credit facility, net	421	(654)
Proceeds from long-term borrowings, net of costs	499	4,442
Principal payments of long-term borrowings	(3)	(3,503)
Payment of premiums on redemption of debt	—	(62)
Payment of contingent consideration for business acquisition	(3)	(19)
Distribution to parent related to Tax Sharing Agreement	(8)	—
Common stock repurchased and retired	(599)	(1,174)
Dividends paid	(1,245)	(180)
Net cash used in financing activities	(1,036)	(1,232)
Net (decrease) increase in cash, cash equivalents and restricted cash	(151)	89
Cash, cash equivalents and restricted cash at beginning of period (1)	199	83
Cash, cash equivalents and restricted cash at end of period (1)	$48	$172

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	September 30, 2022	December 31, 2021	September 30, 2021	December 31, 2020
Cash and cash equivalents	$39	$191	$164	$71
Restricted cash included in Other long-term assets	9	8	8	12
Total cash, cash equivalents and restricted cash at end of period	$48	$199	$172	$83

Unaudited Results
Set forth below are our results of operations for the three and nine months ended September 30, 2022 compared with the three and nine months ended September 30, 2021. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2022 vs 2021 Change
					Three Months		Nine Months
	2022	2021	2022	2021	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,603	$1,532	$4,773	$4,521	$71	5%	$252	6%
Advertising revenue	50	47	146	135	3	6%	11	8%
Equipment revenue	50	41	148	149	9	22%	(1)	(1)%
Other revenue	39	40	114	113	(1)	(3)%	1	1%
Total Sirius XM revenue	1,742	1,660	5,181	4,918	82	5%	263	5%
Pandora and Off-platform:
Subscriber revenue	131	134	393	397	(3)	(2)%	(4)	(1)%
Advertising revenue	407	404	1,146	1,100	3	1%	46	4%
Total Pandora and Off-platform revenue	538	538	1,539	1,497	—	—%	42	3%
Total consolidated revenue	2,280	2,198	6,720	6,415	82	4%	305	5%
Cost of services
Sirius XM:
Revenue share and royalties	391	378	1,169	1,144	13	3%	25	2%
Programming and content	131	121	383	351	10	8%	32	9%
Customer service and billing	102	104	306	304	(2)	(2)%	2	1%
Transmission	37	38	113	105	(1)	(3)%	8	8%
Cost of equipment	4	4	9	12	—	—%	(3)	(25)%
Total Sirius XM cost of services	665	645	1,980	1,916	20	3%	64	3%
Pandora and Off-platform:
Revenue share and royalties	318	293	921	830	25	9%	91	11%
Programming and content	15	12	39	32	3	25%	7	22%
Customer service and billing	19	21	63	63	(2)	(10)%	—	—%
Transmission	13	15	40	46	(2)	(13)%	(6)	(13)%
Total Pandora and Off-platform cost of services	365	341	1,063	971	24	7%	92	9%
Total consolidated cost of services	1,030	986	3,043	2,887	44	4%	156	5%
Subscriber acquisition costs	86	71	267	245	15	21%	22	9%
Sales and marketing	268	254	799	682	14	6%	117	17%
Engineering, design and development	59	59	181	171	—	—%	10	6%
General and administrative	117	109	339	329	8	7%	10	3%
Depreciation and amortization	134	135	404	399	(1)	(1)%	5	1%
Impairment, restructuring and acquisition costs	69	(95)	70	13	164	nm	57	nm
Share-based payment expense (1)	50	51	143	149	(1)	(2)%	(6)	(4)%
Total operating expenses	1,813	1,570	5,246	4,875	243	15%	371	8%
Income (loss) from operations	467	628	1,474	1,540	(161)	(26)%	(66)	(4)%
Other (expense) income:
Interest expense	(107)	(111)	(314)	(313)	4	4%	(1)	—%
Loss on extinguishment of debt	—	(83)	—	(83)	83	100%	83	100%
Other (expense) income	(3)	(1)	(5)	8	(2)	nm	(13)	nm
Total other expense	(110)	(195)	(319)	(388)	85	44%	69	18%
Income (loss) before income taxes	357	433	1,155	1,152	(76)	(18)%	3	—%
Income tax expense	(110)	(90)	(307)	(157)	(20)	(22)%	(150)	nm
Net income	$247	$343	$848	$995	$(96)	(28)%	$(147)	(15)%

Adjusted EBITDA	$720	$719	$2,091	$2,101	$1	—%	$(10)	—%

Gross Profit - Sirius XM	$1,077	$1,015	$3,201	$3,002	$62	6%	$199	7%
Gross Margin % - Sirius XM	62%	61%	62%	61%	1%	2%	1%	2%
Gross Profit - Pandora and Off-platform	$173	$197	$476	$526	$(24)	(12)%	$(50)	(10)%
Gross Margin % - Pandora and Off-platform	32%	37%	31%	35%	(5)%	(14)%	(4)%	(11)%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Programming and content - Sirius XM	$8	$8	$24	$22
Customer service and billing - Sirius XM	1	2	4	5
Transmission - Sirius XM	1	1	3	3
Programming and content - Pandora and Off-platform	1	—	2	2
Transmission - Pandora and Off-platform	—	—	1	1
Sales and marketing	13	15	39	43
Engineering, design and development	11	9	27	26
General and administrative	15	16	43	47
Total share-based payment expense	$50	$51	$143	$149

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of September 30, 2022 compared to September 30, 2021:

	As of September 30,		2022 vs 2021 Change
(subscribers in thousands)	2022	2021	Amount	%
Sirius XM
Self-pay subscribers	32,224	31,985	239	1%
Paid promotional subscribers	1,946	2,280	(334)	(15)%
Ending subscribers	34,170	34,265	(95)	—%
Sirius XM Canada subscribers	2,235	2,262	(27)	(1)%

Pandora and Off-platform
Monthly active users - all services	48,769	52,618	(3,849)	(7)%
Self-pay subscribers	6,267	6,452	(185)	(3)%
Paid promotional subscribers	—	71	(71)	(100)%
Ending subscribers	6,267	6,523	(256)	(4)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2022 and 2021:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2022 vs 2021 Change
					Three Months		Nine Months
(subscribers in thousands)	2022	2021	2022	2021	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	187	616	186	1,097	(429)	(70)%	(911)	(83)%
Paid promotional subscribers	(49)	(828)	(48)	(1,547)	779	94%	1,499	97%
Net additions	138	(212)	138	(450)	350	165%	588	131%
Weighted average number of subscribers	34,076	34,372	33,977	34,435	(296)	(1)%	(458)	(1)%
Average self-pay monthly churn	1.5%	1.5%	1.6%	1.6%	—%	—%	—%	—%
ARPU (1)	$15.72	$14.84	$15.63	$14.57	$0.88	6%	$1.06	7%
SAC, per installation	$12.73	$13.66	$13.87	$13.14	$(0.93)	(7)%	$0.73	6%

Pandora and Off-platform
Self-pay subscribers	(52)	(59)	(57)	172	7	(12)%	(229)	(133)%
Paid promotional subscribers	—	4	(69)	9	(4)	(100)%	(78)	(867)%
Net additions	(52)	(55)	(126)	181	3	(5)%	(307)	(170)%
Weighted average number of subscribers	6,292	6,554	6,320	6,486	(262)	(4)%	(166)	(3)%
Ad supported listener hours (in billions)	2.75	2.89	8.28	8.78	(0.14)	(5)%	(0.50)	(6)%
Advertising revenue per thousand listener hours (RPM)	$103.32	$109.02	$97.70	$98.44	$(5.70)	(5)%	$(0.74)	(1)%

Total Company
Adjusted EBITDA	$720	$719	$2,091	$2,101	$1	—%	$(10)	—%
Free cash flow	$329	$588	$1,022	$1,349	$(259)	(44)%	$(327)	(24)%

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $46 and $49 for the three months ended September 30, 2022 and 2021, respectively, and $141 for each of the nine months ended September 30, 2022 and 2021.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income:	$247	$343	$848	$995
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	69	(95)	70	13
Share-based payment expense	50	51	143	149
Depreciation and amortization	134	135	404	399
Interest expense	107	111	314	313
Loss on extinguishment of debt	—	83	—	83
Other expense (income)	3	1	5	(8)
Income tax expense	110	90	307	157
Adjusted EBITDA	$720	$719	$2,091	$2,101

Reconciliation of Free Cash Flow:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Cash Flow information
Net cash provided by operating activities	$412	$460	$1,300	$1,371
Net cash used in investing activities	(82)	123	(415)	(50)
Net cash used in financing activities	(416)	(1,543)	(1,036)	(1,232)
Free Cash Flow
Net cash provided by operating activities	412	460	1,300	1,371
Additions to property and equipment	(83)	(80)	(279)	(244)
Sale (purchases) of other investments	—	—	1	(3)
Satellite insurance recoveries	—	208	—	225
Free cash flow	$329	$588	$1,022	$1,349

Reconciliation of SAC, per installation:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(costs in millions and installs in thousands)	2022	2021	2022	2021
Subscriber acquisition costs, excluding connected vehicle services	$86	$71	$267	$245
Less: margin from sales of radios and accessories, excluding connected vehicle services	(46)	(37)	(139)	(137)
	$40	$34	$128	$108
Installations	3,162	2,446	9,260	8,237
SAC, per installation (a)	$12.73	$13.66	$13.87	$13.14
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, talk, news, comedy, entertainment and podcasts. SiriusXM offers the most extensive lineup of professional and college sports in audio. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales arm, SXM Media, leverages its scale, cross-platform sales organization, and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we have been, and may continue to be, adversely affected by supply chain issues as a result of the global semiconductor supply shortage; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; the ongoing COVID-19 pandemic has introduced significant uncertainty to our business; a substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in part on the auto industry; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com